SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No.1)


                                Electroglas, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    285324109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                February 14, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

 CUSIP No. 285324109
           ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Peninsula Capital Management, Inc.(1)

----------
(1) The securities reported herein are held in the accounts of Peninsula Fund, L.P. and Peninsula Technology Fund, L.P (the "Peninsula Funds"). Peninsula Capital Management, Inc. ("Peninsula Capital") is the general partner of Peninsula Fund, L.P. and PCM Capital, LLC, a limited liability company of which Peninsula Capital is a member, is the general partner of the Peninsula Technology Fund, L.P. Peninsula Capital may be deemed to be a beneficial owner of such securities by virtue of these roles.


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,774,997

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,774,997

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,774,997

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.10%

12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------

CUSIP No. 285324109
          ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     PCM Capital, LLC (2)

----------
(2) The securities reported herein are held in the account of Peninsula and Peninsula Technology. PCM Capital, LLC is the general partner of Peninsula and Peninsula Technology. PCM Capital, LLC may be deemed to be a beneficial owner of the securities reported herein by virtue of its role as the general partner of Peninsula and Peninsula Technology.


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,774,997

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,774,997

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,774,997

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.10%

12.  TYPE OF REPORTING PERSON*

     OO
--------------------------------------------------------------------------------

CUSIP No. 285324109
          ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Peninsula Fund, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,149,997

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,149,997

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,149,997

11.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                         [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.2%

12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------

CUSIP No. 285324109
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Scott Bedford (3)

----------
(3) The securities reported herein are held in the accounts of Peninsula Fund, L.P. and Peninsula Technology Fund. Peninsula Capital is the general partner of Peninsula Fund, L.P. and PCM Capital, LLC, a limited liability company of which Peninsula Capital is a member, is the general partner of the Peninsula Technology Fund, L.P. Mr. Bedford may be deemed to be a beneficial owner of such securities by virtue of his roles as a principal of each of these management entities.


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,774,997

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,774,997

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,774,997

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.10%

12.  TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

CUSIP No. 285324109
          ---------------------


Item 1(a).  Name of Issuer:


            Electroglas, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:


             5729 Fontanoso Way, San Jose, CA 95138
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            Peninsula Capital Management, Inc.
            PCM Capital, LLC
            Scott Bedford
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Peninsula Capital Management, Inc.
            235 Pine Street, Suite 1818
            San Francisco, CA  94104

            PCM Capital, LLC
            c/o Peninsula Capital Management, Inc.
            235 Pine Street, Suite 1818
            San Francisco, CA  94104

            Peninsula Fund, L.P.
            c/o Peninsula Capital Management, Inc.
            235 Pine Street, Suite 1818
            San Francisco, CA  94104

            Scott Bedford
            c/o Peninsula Capital Management, Inc.
            235 Pine Street, Suite 1818
            San Francisco, CA  94104
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            Peninsula Capital Management, Inc. - California corporation
            PCM Capital, LLC - Delaware limited liability company
            Peninsula Fund, L.P. - California limited partnership
            Scott Bedford - United States citizen
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:


            Common Stock
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:


            285324109
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Peninsula Capital Management, Inc. - 1,774,997 shares
          PCM Capital, LLC - 1,774,997 shares
          Peninsula Fund, L.P. - 1,149,997 shares
          Scott Bedford - 1,774,997shares
          ----------------------------------------------------------------------

     (b)  Percent of class:

          Peninsula Capital Management, Inc. - 8.10%
          PCM Capital, LLC - 8.10%
          Peninsula Fund, L.P. - 5.2%
          Scott Bedford - 8.10%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote
                                                            Peninsula Capital
                                                            Management, Inc. - 0
                                                            PCM Capital, LLC - 0
                                                            Scott Bedford - 0
                                                         ______________________,

          (ii)  Shared power to vote or to direct the vote
                                                            Peninsula Capital
                                                            Management, Inc. -
                                                            1,774,997
                                                            PCM Capital,
                                                            LLC - 1,774,997
                                                            Peninsula Fund, L.P.
                                                             - 1,149,997
                                                            Scott Bedford -
                                                            1,774,997
                                                          _____________________,

          (iii) Sole power to dispose or to direct the
                disposition of                              Peninsula Capital
                                                            Management, Inc. - 0
                                                            PCM Capital, LLC - 0
                                                            Scott Bedford - 0
                                                          _____________________,

          (iv)  Shared power to dispose or to direct the
                disposition of                              Peninsula Capital
                                                            Management, Inc. -
                                                            1,774,997
                                                            PCM Capital,
                                                            LLC - 1,774,997
                                                            Peninsula Fund, L.P.
                                                             - 1,149,997
                                                            Scott Bedford -
                                                            1,774,997
                                                          _____________________.


Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

         N/A
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A
          ----------------------------------------------------------------------

Item 10.  Certifications.

     By signing below the Reporting Persons certify that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    February 14, 2006
                                        ----------------------------------------
                                                        (Date)

                                         PENINSULA CAPITAL MANAGEMENT, INC.*


                                         By: /s/ Scott Bedford
                                             --------------------
                                         Name:  Scott Bedford
                                         Title: Principal Shareholder


                                         PCM CAPITAL, LLC*


                                         By: /s/ Scott Bedford
                                             --------------------
                                         Name:  Scott Bedford
                                         Title: Managing Member


                                         PENINSULA FUND, L.P.


                                         By: PCM CAPITAL, LLC

                                         By: /s/ Scott Bedford
                                             --------------------
                                         Name:  Scott Bedford
                                         Title: Managing Member


                                         /s/ Scott Bedford
                                             --------------------
                                         SCOTT BEDFORD*

* The Reporting Person disclaims beneficial ownership over the securities reported herein except to the extent of the reporting person's pecuniary interest therein.

                                                                 EXHIBIT A

                                    AGREEMENT


     The undersigned agree that this Schedule 13G dated February 14, 2006 relating to the Common Stock of Electroglas, Inc. shall be filed on behalf of the undersigned.

                                          PENINSULA CAPITAL MANAGEMENT, INC.*


                                          By: /s/ Scott Bedford
                                             --------------------
                                          Name: Scott Bedford
                                          Title: Principal Shareholder


                                          PCM CAPITAL, LLC*


                                          By: /s/ Scott Bedford
                                             --------------------
                                          Name: Scott Bedford
                                          Title: Managing Member


                                          PENINSULA FUND, L.P.


                                          By: PCM CAPITAL, LLC

                                          By: /s/ Scott Bedford
                                             --------------------
                                          Name: Scott Bedford
                                          Title: Managing Member


                                          /s/ Scott Bedford
                                             --------------------
                                          SCOTT BEDFORD*


03847.0001 #642989